Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is made by and between diaDexus, Inc. (the “Company”), and Emilia Zychlinsky Bulaevsky (“Executive”) effective as of March 1, 2012 (the “Effective Date”) and amends and restates that certain Employment Agreement entered into between the Company and Executive effective as of January 10, 2011 (the “Prior Agreement”).

1.         Duties and Scope of Employment.

(a)     Positions; Employment Term; Duties. Executive commenced employment with the Company on January 10, 2011 (the “Employment Commencement Date”) as the Executive Vice President of Product Development & RA/QA—Chief Technical Officer. The Executive shall continue to be an executive officer of the Company. The period of Executive’s employment hereunder is referred to herein as the Employment Term. During the Employment Term, Executive shall render such business and professional services in the performance of her duties, consistent with Executive’s positions within the Company, as shall reasonably be assigned to her by the Company’s Chief Executive Officer.

(b)     Obligations. During the Employment Term, Executive shall devote her full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors (the “Board”); provided, however, that i) Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof upon which Executive currently serves, without the approval of the Board; provided, further that Executive may devote a reasonable amount of time to managing her family investments, ii) Executive can remain a consultant to Chrysalis Laboratories, Inc. in connection with which Executive maintains an equity position, and iii) Executive can consult for Hitachi Chemical Diagnostics.

2.     Employee Benefits; Indemnification Agreement. During the Employment Term, except as otherwise provided herein, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. Executive shall be entitled to twenty (20) days of paid time off in accordance with the Company’s policies for senior executives of the Company, as may be amended from time to time. For the purposes of this agreement, “paid time off” includes vacation, personal time off, sick leave, family illness, bereavement leave and religious holiday observances.

3.     At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes at-will employment. Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

4.         Compensation.

(a)     Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for her services a base salary at the annualized rate of $300,000 (as may be adjusted from time to time, the “Base Salary”). Such Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the applicable withholding. Executive’s Base Salary shall be reviewed annually by the Chief Executive Officer who will recommend any base salary adjustment to the Compensation Committee of the Board of Directors for approval.

(b)     Performance Bonus. Executive shall be eligible to receive annual performance bonuses of up to 35% of Executive’s Base Salary. Executive’s performance for purposes of determining her entitlement to performance bonuses shall be evaluated by the Chief Executive Officer based upon criteria specified by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. The payment of any bonus under this Section 4(b) shall be subject to Executive’s employment with the Company through the end of the relevant evaluation period. Executive’s annual bonus opportunity shall be reviewed annually by the Chief Executive Officer. Any bonus payable under this Section 4(b) shall be paid on or prior to March 15 of the year following the year to which such bonus relates.

(c)     Equity Compensation. Executive has been granted options to purchase Company common stock in the past and shall continue to be eligible to be granted stock options and other equity awards by the Company in the future, subject to the discretion of the Board or the Compensation Committee of the Board.

(d)     Severance. If Executive experiences a Covered Termination, then, subject to Executive executing and not revoking a standard form of release of claims with the Company in a form acceptable to the Company within sixty (60) days following such termination, (i) Executive shall be entitled to receive an amount equal to six (6) months’ Base Salary, less applicable withholding, in accordance with the Company’s standard payroll practices, (ii) the Company shall reimburse Executive for the group health, dental and vision plan continuation coverage premiums for Executive and, if relevant, her covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for the lesser of (A) six (6) months from the date of Executive’s termination of service, or (B) the date upon which Executive and her covered dependents are covered by similar plans of Executive’s new employer, and (iii) in the event of Executive’s Covered Termination within twelve (12) months following a Change in Control (as defined below), then, effective immediately prior to such Covered Termination, Executive’s options to purchase shares of the common stock of the Company shall become vested and exercisable and/or the restrictions applicable to unvested or restricted shares of the common stock of the Company held by Executive shall lapse, in each case, with respect to that number of shares which would have become vested had Executive remained in continuous service with the Company for an additional six months following the date of Executive’s Covered Termination.

For the purposes of this Agreement, “Cause” means:

(i) Executive’s willful failure to substantially perform Executive’s duties for the Company (other than any such failure resulting from Executive’s total and permanent disability);

(ii) Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board;

(iii) Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities for the Company;

(v) Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or

(vi) Executive’s material breach of any agreement with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement);

and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided Executive written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by Executive). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

For the purposes of this Agreement, “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence, without Executive’s written consent, of any of the following on or after a Change in Control:

(i) a material diminution in Executive’s authority, duties, or responsibilities as in effect as of immediately prior to a Change in Control;

(ii) a material reduction in Executive’s Annual Base Salary as in effect as of immediately prior to a Change in Control (other than a reduction that affects all senior executives of the Company to a similar degree); or

(iii) a material change in the geographic location of the principal offices at which Executive must perform Executive’s services as of immediately prior to a Change in Control (which shall in no event include a relocation of Executive’s principal office of less than sixty (60) miles from South San Francisco, CA).

Notwithstanding the foregoing, in no event shall Executive have Good Reason to terminate Executive’s employment unless Executive provides to the Company written notice of the condition giving rise to Good Reason within sixty (60) days after the initial occurrence of such condition, such condition continues beyond thirty (30) days after the Company receives such notice (the “Cure Period”) and Executive’s resignation for Good Reason is effective within thirty (30) days after the end of the Cure Period.

For the purposes of this Agreement, “Covered Termination” shall mean the termination of Executive’s employment with the Company by the Company for other than Cause or, within the twelve-month period commencing on a Change in Control, by the Executive for Good Reason.

For the purposes of this Agreement, “Change in Control” means:

(i) the acquisition of the Company by another entity, or entities acting as a group, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in such entity or entities holding more than fifty percent (50%) of the outstanding voting power of the Company (other than a bona fide equity financing transaction or transfers between affiliated funds) or

(ii) a sale or other disposition by the Company of all or substantially all of the assets of the Company.

The Executive shall not be required to mitigate the value of any severance benefits contemplated by Section 4 of this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

Notwithstanding any provision to the contrary in this Agreement, no amount deemed by the Company to be deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder and any such amount to which Executive becomes entitled shall be paid on the sixtieth (60th) day following Executive’s Covered Termination.

Notwithstanding anything in this Section 4 to the contrary, if the Executive is deemed at the time of her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

5.         Limitation on Payments.

(a)     Parachute Payments. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(b)     Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 5(a). If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

6.         Restrictive Covenants.

(a)     Proprietary Information Agreement. Executive shall remain bound by Executive’s obligations under the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”).

(b)     Proprietary Information. Without limiting the Proprietary Information Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties to the Company, Executive shall at all times before and after Executive’s termination of employment maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other person or entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person or entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other person or entity, any Proprietary Information after the date Executive terminates employment will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(c)     Nonsolicitation. Without limiting the Proprietary Information Agreement, Executive hereby agrees that Executive shall not while employed or otherwise providing services to the Company and with respect to subsection (ii) below, within the one year period immediately following the termination of Executive’s employment or other service to the Company, directly or indirectly, either for Executive or on behalf of any other person or entity, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the date Executive terminates employment with the Company or who thereafter becomes employed by the Company.

(d)     Return of Materials. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in Executive’s possession, custody or control.

(e)     Exception to Restrictive Covenants. Notwithstanding anything in this Section 6 to the contrary, Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(f)     Nondisparagement. Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or affiliates, either orally or in writing, at any time, provided, that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.

(g)    Subsequent Employment. Prior to accepting other employment or any other service relationship prior to the first anniversary of Executive’s termination of employment, Executive shall provide a copy of this Section 6 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other person or entity with which Executive discusses potential employment or any other service relationship.

(h)     Enforceability. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.

(i)     Affiliates. As used in this Section 6, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

7.         Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, successor shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

8.     Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:

Attn: Chief Executive Officer

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, CA 94080

If to Executive:

Emilia Zychlinsky Bulaevsky, Ph.D.

[ADDRESS REDACTED]

Or at the last residential address known by the Company.

9.     Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.     Entire Agreement. This Agreement, together with the Proprietary Information Agreement, represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company, including, without limitation, the Prior Agreement.

11.         Non-Binding Mediation, Arbitration and Equitable Relief.

(a)     The parties agree to make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties hereto, the parties will attempt in good faith to resolve such dispute or claim by non-binding mediation in San Mateo County, California to be conducted by one mediator belonging to the American Arbitration Association. The mediation shall be held within thirty (30) days of the request therefor.

(b)     Except as provided in Section 11(e) below, Executive and the Company agree that, to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof which has not been resolved by negotiation or mediation as set forth in Section 11(a) shall be finally settled by binding arbitration to be held in San Mateo County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration. Judgment may be entered under a protective order on the arbitrator’s decision in any court having jurisdiction.

(c)     The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(d)     Executive understands that nothing in Section 11 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

(e)     EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 11, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)     ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT

OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)     ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii)     ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

12.     No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by the parties hereto.

13.     Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with her employment hereunder.

14.     Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to the conflict of law provisions thereof.

15.     Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

/s/ Brian E. Ward		3/1/2012
By:	Brian E. Ward, Ph.D.	Date
Title:	President and Chief Executive Officer

/s/ Zychlinsky Bulaevsky	3/1/2012
Emilia Zychlinsky Bulaevsky, Ph.D.	Date